Exhibit 99.1

Dataram Contact: Anthony M Lougee Chief Accounting Officer 609-799-0071 info@dataram.com

DATARAM REPORTS FISCAL 2015 SECOND QUARTER AND YEAR TO DATE FINANCIAL RESULTS

PRINCETON, N.J. December 29, 2014— Dataram Corporation (NASDAQ: DRAM) reported its financial results for its three and six months ended October 31, 2014. Revenues for the second quarter and first six months of fiscal 2015 were $6.9 million and $14.6 million, respectively, which compares to $7.4 million and $14.8 million for the comparable prior year periods. The Company incurred a net loss for the three months ended October 31, 2014 of $1,507,000, or $0.63 per share and included $617,000 of interest expense for amortization of debt discount, which compares to a net loss of $338,000, or $0.18 per share for the comparable prior year period. The loss for the six months ended October 31, 2014 totaled $2,267,000 or $0.94 per share and included $750,000 of interest expense for amortization of debt discount, which compares to a net loss of $1,220,000 or $0.67 per share for the prior comparable period.

As we previously announced on November 12, 2014, the Company completed a private placement of 600,000 shares of its Series A Preferred Stock together with Warrants to purchase shares of its common stock at a price of $5.00 per share, in accordance with the Series. The net proceeds to the Company from the sale of the Series A Stock and Warrants, after deducting the estimated offering expenses incurred by the Company were approximately $2,700,000.

John H. Freeman, Dataram’s President and CEO commented, “We are pleased to have completed this capital raise which enables Dataram to grow and continue to be competitive in the marketplace”.

Mr. Freeman continued, “With the $2,700,000 raise and the ability to draw on an additional approximately $3,500,000 of working capital and the expense cutting actions which are underway the Company is positioned to fund future customer orders and support the strategic direction of the Company.”

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

***** Financial Tables Follow *****

DATARAM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended October 31,		Six Months Ended October 31,
	2014	2013	2014	2013

Revenues	$6,880	$7,410	$14,605	$14,777

Costs and expenses:
Cost of sales	5,872	5,841	12,348	11,646
Engineering and development	375	300	683	619
Selling, general and administrative	1,662	1,571	3,302	3,549
Stock-based compensation expense*	5	18	9	39
Capitalized software cost	(223)	—	(365)	—
Intangible asset amortization*	—	41	—	82
Gain on asset disposal	—	(103)	—	(103)
	7,691	7,668	15,977	15,832

Loss from operations	(811)	(258)	(1,372)	(1,055)

Other expense	(696)	(80)	(892)	(165)

Loss before income taxes	(1,507)	(338)	(2,264)	(1,220)

Income tax expense	—	—	3	—

Net loss	$(1,507)	$(338)	$(2,267)	$(1,220)

Net loss per share:
Basic	$(0.63)	$(0.18)	$(0.94)	$(0.67)
Diluted	$(0.63)	$(0.18)	$(0.94)	$(0.67)

Weighted average number of shares outstanding:
Basic	2,411	1,899	2,411	1,827
Diluted	2,411	1,899	2,411	1,827

* Items are recorded as a component of operating costs and expenses in the Company’s financial statements filed with the Securities and Exchange Commission on Form 10-Q.

DATARAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 31, 2014	April 30, 2014

ASSETS
Current assets
Cash and cash equivalents	$33	$258
Accounts receivable, net	2,961	3,663
Inventories	2,072	2,291
Other current assets	169	7
Total current assets	5,235	6,219

Property and equipment, net	165	219

Other assets	50	51

Capitalized software development costs	365	—

Goodwill	1,083	1,083

Total assets	$6,898	$7,572

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable-revolving credit line	$2,616	$2,970
Accounts payable	2,249	1,438
Accrued liabilities	590	929
Convertible notes payable, net of discount	600	—
Convertible notes payable related parties, net of discount	150	—
Total current liabilities	6,205	5,337

Other liabilities	215	250
Total liabilities	6,420	5,587

Stockholders' equity	478	1,985

Total liabilities and stockholders' equity	$6,898	$7,572